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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

                    PINNACLE AIRLINES RELEASES MARCH TRAFFIC


MEMPHIS TENN. (APRIL 5, 2005) Pinnacle Airlines, Inc. (NASDAQ: PNCL) released its passenger and traffic levels for March 2005 today.

For March, Pinnacle flew 468.7 million Available Seat Miles (ASMs), an increase of 57.4% over March 2004 levels. Revenue Passenger Miles (RPMs) expanded 57.4% to 328.6 million. Passenger Load Factor was 70.1%. Pinnacle transported 657,498 Customers during the month, 34.5% more than the same period last year.

During March, Pinnacle operated 35,677 block hours and completed 20,545 cycles, increases of 54.1% and 36.7% over March 2004 levels, respectively. The term block hour refers to the elapsed time between an aircraft leaving a gate and arriving at a gate, and the term cycle refers to an aircraft's departure and corresponding arrival.

Separately, Pinnacle accepted delivery of 3 new Canadair Regional Jets during the calendar month of March bringing its total fleet to 123 CRJs on March 31, 2005.


                                          MARCH 2005 TRAFFIC
                                 2005                 2004                CHANGE
ASMs (000)                    468,736              297,779                 57.4%
RPMs (000)                    328,578              208,779                 57.4%
Load Factor                     70.1%                70.1%               0.0 pts
Passengers                    657,498              488,680                 34.5%

Block Hours                    35,677               23,152                 54.1%
Cycles                         20,545               15,033                 36.7%

                                        YEAR-TO-DATE TRAFFIC
                                 2005                 2004                CHANGE
ASMs (000)                  1,288,500              818,689                 57.4%
RPMs (000)                    817,662              513,097                 59.4%
Load Factor                     63.5%                62.7%               0.8 pts
Passengers                  1,668,703            1,228,993                 35.8%

Block Hours                   100,143               64,769                 54.6%
Cycles                         57,096               42,185                 35.3%

Pinnacle Airlines, Inc., operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of Canadair 44 and 50-seat Regional Jets from Northwest hubs at Detroit, Memphis and Minneapolis - St. Paul. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs approximately 3,400 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our website at www.nwairlink.com.


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This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.

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